Exhibit 99.2

FINAL TRANSCRIPT

Jul. 28. 2009 / 10:00AM ET, STFC - Q2 2009 State Auto Financial Earnings Conference Call

FINAL TRANSCRIPT

Conference Call Transcript

STFC - Q2 2009 State Auto Financial Earnings Conference Call

Event Date/Time: Jul. 28. 2009 / 10:00AM ET

FINAL TRANSCRIPT

Jul. 28. 2009 / 10:00AM ET, STFC - Q2 2009 State Auto Financial Earnings Conference Call

CORPORATE PARTICIPANTS

Steve English

State Auto Financial - VP & CFO

Bob Restrepo

State Auto Financial - Chairman, President & CEO

Matt Mrozek

State Auto Financial - Corporate Actuary

CONFERENCE CALL PARTICIPANTS

Joseph DeMarino

Piper Jaffray - Analyst

Mike Phillips

Stifel Nicolaus - Analyst

Beth Malone

Wunderlich Securities - Analyst

Paul Newsome

Analyst

PRESENTATION

Operator

Welcome to the State Auto Financial’s second-quarter earnings conference call. Initially, you will be in a listen-only mode. Today’s call is being recorded. If you have any objections, you should disconnect at this time. (Operator Instructions). At this point, I would like to turn the call over to Mr. Steve English, State Auto’s Chief Financial Officer. Mr. English, you may proceed.

Steve English - State Auto Financial - VP & CFO

Thank you, Ed. Good morning and welcome to our second-quarter 2009 earnings conference call. Today, I am joined by several members of STFC’s senior management team — our Chairman, President and CEO, Bob Restrepo; Chief Investment Officer, Jim Duemey; Corporate Actuary, Matt Mrozek; and our Chief Accounting Officer and Treasurer, Cindy Powell. Today’s call will include prepared remarks by our CEO, Bob Restrepo and myself, after which we will open the lines for questions.

Please note our comments today may include forward-looking statements, which, by their nature, involve a number of risk factors and uncertainties, which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release, as well as in our annual and quarterly filings with the Securities and Exchange Commission to which I refer you.

A financial packet containing reconciliations of certain non-GAAP measures, along with supplemental financial information, was distributed to registered participants prior to this call and made available to all interested parties on our website, www.stateauto.com under the Investors section as an attachment to the press release. Now I will turn the color to STFC’s Chairman, President and CEO, Bob Restrepo.

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Jul. 28. 2009 / 10:00AM ET, STFC - Q2 2009 State Auto Financial Earnings Conference Call

Bob Restrepo - State Auto Financial - Chairman, President & CEO

Thank you, Steve and good morning, everyone. Our poor underwriting results in the second quarter resulted in an operating and net income loss. Catastrophe results were a significant contributor, but we typically experience high catastrophes in the second quarter. This year, catastrophes contributed 12.6 percentage points to our loss ratio in the second quarter. Our five-year average for the second quarter is 13 percentage points and our 10-year average is 11.7 points. Poor results, but fairly typical given our historic geographic footprint.

Our non-cat loss ratio experience deteriorated somewhat driven by non-cat weather and the homeowners line, an unusually high frequency of large fire losses in both the homeowners and commercial fire line, a tough quarter in the liability line driven by several unusually large losses from prior accident years and one large workers’ compensation loss.

The non-cat weather losses in homeowners increased our bottom-line loss ratio by two percentage points relative to the second quarter of last year. The large loss activity I spoke to increased our bottom-line loss ratio for the same time period by approximately four percentage points. Beyond this, our results in personal automobile and our other commercial line held up reasonably well.

Following my commentary on operating results, Steve English will review investment results, the recovery we recorded under our new aggregate reinsurance treaty and comments on expenses.

Our standard private passenger automobile business continues to perform well and produce solid results. Pure premium trends have moderated with lower levels of both frequency and severity. We continue to file rate increases in the low single digit range. Well over two percentage points of our growth in personal auto is directly attributable to price increases.

Looking forward, we expect the yield from our pricing actions to increase somewhat. Although our pure premium trends are relatively benign, we are watching loss cost severity and want to strengthen margins on our largest line.

In the homeowners, we are much more aggressive in pursuing rate changes. The catastrophe results and the recent large fire losses we have experienced require that we be as aggressive as regulators will allow in taking price increases.

We are not alone. Results here in the Midwest are poor and have deteriorated over the past two years. We are seeing a wide array of competitors taking significant price actions generally in the high single digits to low double digit area and we are doing the same.

As I said last quarter, pricing alone will not address our chronically poor homeowner results. We now have wind and hail deductibles in place in 11 states with additional states planned for the future. We have been piloting an aggressive insurance to value program and we will go live in all states during the third quarter.

We recently announced commission reductions for several lines with the impact disproportionately focused on homeowners. We plan to introduce our new biperil homeowners product in Missouri by the end of the year. We have also completed an analysis of our homeowners risk portfolio by county in each of the 33 states in which we operate. This analysis compares our modeled average annual loss to total insured value and our premium volume in each county.

Our goal is to identify counties where the modeled average annual loss is disproportionately greater than our insured values or our premium value. With this analysis completed, we are now targeting underwriting and agency actions to address counties where the expected loss from wind or hail is disproportionately high relative to our exposure.

And lastly, the aggregate reinsurance treaty we have in place buys us the time we need to implement all these actions and improve results.

Last quarter, we also mentioned a higher frequency of large losses, particularly from fires. We saw that trend continue in the second quarter. Although the severity was comparable to last year, the number of large losses in the second quarter increased by almost 50%.

A review of the large loss activity for homeowners does not point to any specific cause and there is little evidence of fraud. While we believe the economy must be driving some of this, we can’t reliably point to any hard evidence.

The last factor affecting our homeowner results this quarter was a fairly significant increase in non-cat weather-related losses. All in all, a dismal quarter for homeowners.

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Jul. 28. 2009 / 10:00AM ET, STFC - Q2 2009 State Auto Financial Earnings Conference Call

In business insurance, commercial auto and commercial multi-peril results continue to be good. Our historically good results in commercial fire and liability were hurt this quarter by large losses. In the fire line, we had twice as many fires with significantly higher severity. In liability, frequency was down, but severity was significantly higher than what we experienced in the second quarter of last year.

We regularly look at all our large loss activity and that includes losses with an occurred amount of $100,000 or more and includes new losses and also large reserve adjustments on prior period losses.

Following a routine underwriting audit that we conduct regularly for all our large losses in the commercial line, commercial fire line, we saw no occupancy-related pattern and no evidence of for-profit arson.

Price competition in commercial lines continues, particularly for larger accounts. Despite this, we have been able to moderate the decline in price per exposure to the low single digit range. In April, we began deploying our new predictive modeling capability for commercial lines, which we call [Quest], which covers our property, liability and BOP lines. We have been experimenting with it for the past year providing guidance to underwriters, but we are now automatically applying the price changes to our renewal book. We will have this new capability completely deployed in all states by the end of August.

Although it is still early, we are pleased with the improved pricing we saw on our June renewals. Equally important, our preliminary retention results seem to be unaffected by the price changes. I will be in a much better position to report more detailed findings in next quarter’s call.

Premium growth in the quarter was comparable to first quarter. Personal lines growth continues to be exceptionally strong, driven by record levels of quotes and significant growth from three new states — Texas, Arizona and Colorado, which collectively account for over four percentage points of our growth in personal lines.

Additionally, quote activity has increased over 60% in the last year resulting from automated bridging solutions, which we continue to implement, expansion into new states, primarily in the West and increased consumer shopping.

Our geographic diversification, our products, our pricing precision and are easy-to-use portals have clearly made us the go-to personal lines company among our regional company competitors.

Business insurance production declined in the quarter. Policy counts were flat, but the economy has clearly taken its toll on our production results. We are looking for flat to slightly positive pricing going forward, but we expect our business insurance top line will continue to be pressured by a declining exposure base.

Expense ratio results on a year-to-date basis are flat with last year. We are incurring some expenses related to the restructuring of our field and claim operations. As I have said in the past, I don’t expect to see any expense ratio benefit this year from these restructuring actions, but do expect a positive impact on our underwriting and loss adjustment expenses beginning in 2010. With that, I will turn you back over to Steve English.

Steve English - State Auto Financial - VP & CFO

Thank you, Bob. Consistent with the performance of the overall market during the second quarter, the fair value of our investment portfolio improved and we recorded net unrealized gains net of tax of $13.5 million. Coupled with other comprehensive income from adjustments to unrecognized benefit plan obligations, the result was an overall increase in stockholders’ equity as these offset the impact of the net loss in dividends for the quarter.

Book value per share increased and finished at $19.64 per share. The quality of the portfolio continues to be excellent with nearly all of our fixed income securities rated AA or better. During the quarter, we reported net realized gains on investments of $2.5 million. Included in this figure are impairments of $600,000, primarily from one large cap equity security.

Net investment income declined compared to the second quarter of 2008; yet rose sequentially from the first quarter of 2009. The decline is attributable to the impact of our treasury inflation protected securities, lower dividend yields on equities and short-term money rates. While lower compared to last year, TIPS contributed to the increase in net investment income over the first quarter of 2009, as well as our investment in affiliated notes.

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Jul. 28. 2009 / 10:00AM ET, STFC - Q2 2009 State Auto Financial Earnings Conference Call

Consistent with our previous statements, we intend to continue investing conservatively to preserve capital while generating investment income. As I mentioned, accumulated other comprehensive income was positively impacted by adjustments to unrecognized benefit plan obligations as recorded pursuant to SFAS 158.

The restructuring of our field and claim operations reduces our post-retirement obligation and as such, we have adjusted our pension and post-retirement benefit liabilities. This did not have nor is expected in the future to have a material income statement impact.

The restructuring will also result in severance relocation and lease termination costs to be recognized from now until the end of 2010 when the reorganization is expected to be complete. We currently estimate this to total $8.8 million of which we have recognized $1 million in the second quarter of 2009.

As Bob stated, our catastrophe results for the second quarter are consistent with past experience. Last quarter, we reported catastrophe losses in excess of $50 million on a group basis that qualified against our $80 million group aggregate treaty. With second-quarter storm activity, we have almost $93 million of qualifying claims, which, after consideration of the 25% co-participation and pooling impact, resulted in STFC recording a $7.6 million reduction in losses in the second quarter. This leaves approximately $17 million of the original $30 million group limit.

As a reminder, the aggregate covers PCFs (inaudible) caps, excluding earthquake and named storms such as hurricanes or tropical storms. Year-to-date, our expense ratio of 33.4 points is essentially flat with the same period in 2008. The ratios on a quarterly basis for both first and second-quarter comparison are impacted by timing and estimates of contingent compensation plans, primarily our contingent commission expense.

Finally, I would like to report we’ve successfully renewed all of our reinsurance treaties on July 1, 2009. Pricing for property catastrophe and per risk treaties increased reflecting the impact of reinsurers’ recent loss experience and investment results.

Casualty pricing continued to be soft. Overall, we were able to fill our programs with no overall significant increase in costs or material changes in coverage or terms. And with that, Ed, we would like to open it up to any questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Joseph DeMarino.

Joseph DeMarino - Piper Jaffray - Analyst

Thank you. I am with Piper Jaffray. My first question is on the deterioration in the workers’ comp loss ratio. Would you say that is driven by higher severity and if so, is that — is it affecting prior accident years?

Bob Restrepo - State Auto Financial - Chairman, President & CEO

Joe, that was, if I remember right, a current accident year loss and it was one large loss and it is a small line and on a quarter-to-quarter basis, very much influenced if we have a significant loss, which we did this quarter. Beyond that, the trends from a frequency and severity standpoint are largely unchanged.

Joseph DeMarino - Piper Jaffray - Analyst

Okay. And then what are your assumptions or estimates for inflation going forward and how does that factor into your reserving methodology?

Bob Restrepo - State Auto Financial - Chairman, President & CEO

I’ll ask Matt Mrozek to comment on it, but our short-term prognosis for inflation is relatively unchanged, but clearly the actions we are seeing on the federal level give us a fair bit of concern about inflation and the impact on our investment portfolio, as well as our reserving practices and our pricing practices.

I don’t expect to see that necessarily or we don’t expect to see that happening in 2010, but beyond 2010, we definitely have concerns regarding the impact of inflation on pricing reserving, as well as investment yields. Matt, I will ask you to talk briefly about just how we assess inflation from a reserving perspective.

Matt Mrozek - State Auto Financial - Corporate Actuary

As Bob said, I mean we are conscientious about the expectation for inflation. Certainly keeping a close eye to the extent we start to see anything that does come through, but right now I would say our trends are not reflecting an uptick in inflation. But whether, as Bob said, reserving or from a pricing standpoint, monitoring it very closely, expecting that there may well be increased pressure going forward in the next year and 2011.

Bob Restrepo - State Auto Financial - Chairman, President & CEO

Joe, I will add to that. From a pricing standpoint, we are looking to get more conservative. We are in the process now of assessing different ranges of inflation and the impact on building supplies, on medical costs and on car repairs. And we probably haven’t seen significant inflation since the ‘80s and early ‘90s. But it tends to have a disproportionately higher impact on things that we pay for as part of the claims settlement process. So we are trying to anticipate that in our pricing assumptions. But we are just — we’re in the middle of that right now.

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FINAL TRANSCRIPT

Jul. 28. 2009 / 10:00AM ET, STFC - Q2 2009 State Auto Financial Earnings Conference Call

Joseph DeMarino - Piper Jaffray - Analyst

Thank you. That’s helpful. And then just one other question for now. Aside from the aggregate cat rate insurance program, what reinsurance programs do you have for non-cat storm losses?

Bob Restrepo - State Auto Financial - Chairman, President & CEO

Well, we have — our three primary treaties are a property per risk treaty, a casualty per risk treaty and then our standard catastrophe treaty, which attaches as a $55 million loss.

Joseph DeMarino - Piper Jaffray - Analyst

So do the storms — the non-cat storms from this quarter, were those helped by that?

Bob Restrepo - State Auto Financial - Chairman, President & CEO

No. No, they were all on our nickel.

Joseph DeMarino - Piper Jaffray - Analyst

Okay. Thank you.

Operator

Mike Phillips.

Mike Phillips - Stifel Nicolaus - Analyst

Thanks. Mike Phillips with Stifel Nicolaus. Bob, if I recap what I think of your deductible plans you are doing in homeowners, correct me if I’m wrong, there are kind of two phases. You have got the — in 11 states, you’ve got the mandatory dollar amount deductibles that are now in place and I think you’re rolling out the percent deductibles starting next year, is that correct?

Bob Restrepo - State Auto Financial - Chairman, President & CEO

Yes, Mike. Our plan is to adopt a $1000 wind and hail deductible in states that account for a disproportionate amount of our wind and hail losses over the past many years. But when we introduced our new product, our biperil rated product where we actually price for each peril — wind, hail, fire, water separately — we will be including a percentage deductible of either 1% or 2%.

And we have those deductibles in place now in Texas. They have been in place in Texas industrywide for at least 10 years. Oklahoma is another state where percentage deductibles are in vogue. But what we have seen definitely the last two years, we have seen the wind and hail line move further north and be more frequent earlier in the year. So we think it is prudent to start applying solutions that have been in place in Texas and Oklahoma for many years further north.

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Jul. 28. 2009 / 10:00AM ET, STFC - Q2 2009 State Auto Financial Earnings Conference Call

Mike Phillips - Stifel Nicolaus - Analyst

Okay, great. I don’t know if this is possible, have you had a chance to look at where this quarter’s cat losses in homeowners would have been had those percent deductibles been in place already?

Bob Restrepo - State Auto Financial - Chairman, President & CEO

It probably would have helped our homeowner results not in a significant way, maybe a point or two. It would have helped; it is a big line for us. But it all depends obviously where the bad weather happens and we had some rather large states for us. Indiana is an example, Kentucky where we didn’t have the same kind of wind and hail experience that we traditionally experience. It tended to be in smaller volume states. So the impact was disproportionately lower. But if we — over time, we expect it to have a several point improvement in our loss ratio with the $1000 deductibles. Obviously a lot more significant when we go to percentage deductibles.

Mike Phillips - Stifel Nicolaus - Analyst

Okay, great. Thank you. Just to make sure I saw this one right too, on your expense ratio reduction plan, you are still looking at three to four points by 2011, not 2010, correct?

Bob Restrepo - State Auto Financial - Chairman, President & CEO

That’s correct.

Mike Phillips - Stifel Nicolaus - Analyst

Those numbers are okay?

Bob Restrepo - State Auto Financial - Chairman, President & CEO

Yes.

Mike Phillips - Stifel Nicolaus - Analyst

Okay. Good. That’s it from me for now. Thank you.

Operator

Beth Malone.

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Jul. 28. 2009 / 10:00AM ET, STFC - Q2 2009 State Auto Financial Earnings Conference Call

Beth Malone - Wunderlich Securities - Analyst

Wunderlich Securities. Thank you. Can you — on the fire losses, is there a correlation between higher fire losses and the possibility that ensures our cutting corners on maintenance and other servicing that creates a greater risk? And do you have a way to underwrite that from a financial perspective to try and — would that make a difference?

Bob Restrepo - State Auto Financial - Chairman, President & CEO

That’s an excellent question, Beth. We have been trying to connect the dots and as part of the large loss analysis, we have gone back and looked at people that were behind in their mortgages, was their credit scoring affected in any way, were they having personal problems and the only correlation — the short answer to all those questions is no. What we really — of all the large losses we saw in the first and second quarter, we saw one instance where somebody was behind in their mortgage or suffered a deteriorating credit score or was going through personal problems. And that was just — it was all the same person. And we haven’t been able to really connect the dots at all.

The only correlation we can see is that we tend to have a higher — in the homeowners line — a higher frequency of large losses in states with higher foreclosure rates. But we do business in a lot of states like Ohio with higher-than-average foreclosure rates. So I am not sure that it is disproportionate relative to our mix.

Beth Malone - Wunderlich Securities - Analyst

Okay. And then on the weather-related losses, not just the cats, do you think that if pricing were a little bit less competitive where you would be able to get better pricing, would you see less weather-related loss like back — if we looked back when pricing was much more favorable a couple of years ago, would there have been less weather-related losses? I mean is there any correlation between the prices that you are charging and the losses you are incurring?

Bob Restrepo - State Auto Financial - Chairman, President & CEO

Clearly, if we had more price as it earns out, we would have a bigger denominator to absorb the losses that we suffer in the numerator. But homeowners, particularly in the Midwest, has been a historically competitive line. Competitors have tried to protect a very profitable personal automobile business by doing what they had to do on the homeowner business. It has been a bit of a loss leader.

I think we have all learned the hard way that you can’t have one line subsidize another. So we are really pricing homeowners on its own merits and we have been doing that for the last couple of years regardless of its impact on personal automobile. The line needs more price for both catastrophe weather and non-weather-related events.

Beth Malone - Wunderlich Securities - Analyst

Okay, thank you.

Operator

(Operator Instructions). Paul Newsome.

Paul Newsome Analyst

Good morning, folks. First question, to what extent could some of the issues within some of these property lines be due to relative uses of insured scoring?

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Jul. 28. 2009 / 10:00AM ET, STFC - Q2 2009 State Auto Financial Earnings Conference Call

Bob Restrepo - State Auto Financial - Chairman, President & CEO

I am not sure I understand your question, Paul.

Paul Newsome Analyst

Well, you have got some competitors who have been doing some experiments with insured credit scoring and home insurance using credit scoring and insurance scoring. And I know you have done some of that, but my sense is that you are maybe average or a little bit below average (multiple speakers).

Bob Restrepo - State Auto Financial - Chairman, President & CEO

I understand. We have had insurance scoring in place for homeowners for quite a few years now. So I think we are very competitive in terms of our capabilities regarding credit scoring. What some carriers have done and what we will do with our new biperil rating is introduce predictive modeling, which is obviously more sophisticated and will give us more pricing precision than a typical credit score product.

We have been using credit scoring for some time in homeowners, but we expect our pricing precision to get much better with the new product, which will not only be biperil rated, but it will also use predictive modeling techniques.

Paul Newsome Analyst

I am also a little bit curious as to why you are not trying to push a little bit more rate in the commercial as well. I mean it sounds like you have got the strategy down for home, but BOP is not as bad as home, but it is not as profitable as you would like it as well. Could you talk a little bit about sort of the pros and cons of what is going on there?

Bob Restrepo - State Auto Financial - Chairman, President & CEO

Right. What we have been doing, again, sticking with the predictive modeling theme, our new capability that we call Quest is utilizing this predictive modeling techniques for commercial lines. And we now have it — by the end of next month, we will have it deployed in all states for property liability and BOP. And what Quest does is it breaks down the prospective loss potential into deciles from most attractive to least attractive and it surcharges for less attractive risks after we have run it through the model. And we have got that deployed.

In some of our larger states like Ohio and Kentucky, we began — we had that in place in April for June renewals. And as I mentioned in my prepared comments, we were pretty pleased with the results and our ability to get some modest price increases, but also have those price increases stick.

One thing to charge, obviously it is another thing to earn it and we need to get the policies renewed in order to experience the benefit from the increases. Clearly, BOP is the line where we have the greatest price need. Our other lines, particularly the casualty lines, still have negative pure premium trends, but our margin has shrunk because of the pricing that we have had to give up the last couple of years. And so we are looking to deploy Quest on all our products, but it is going to have a disproportionately significant benefit on property liability BOP and on smaller accounts. And one month doesn’t make a trend, but we feel pretty good about the first-month results.

Paul Newsome Analyst

Would you be willing to start shrinking and one of things that makes you stand out relative to a number of your peers is your top line is still growing?

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Jul. 28. 2009 / 10:00AM ET, STFC - Q2 2009 State Auto Financial Earnings Conference Call

Bob Restrepo - State Auto Financial - Chairman, President & CEO

But not in commercial lines. Commercial lines, our net written premium growth this quarter is down 5%. Our policy count is flat and the biggest reason — there are two reasons. We saw a drop-off in retention, particularly in construction-related risks and we are not a big contractors market, but we have a pretty broad selection of risk, but construction in our multi-peril line is about 20% and it is a higher percentage in our commercial automobile line. It is close to 40% of our commercial automobile business. So we have lost not only exposures, we have also lost policy count since the beginning of the year as policyholders either cut back on their exposures or just simply went out of business. So our retention then on some lines is down 5%, largely businesses going out of business and we are not seeing the top-line growth in commercial lines that we are obviously seeing in personal lines.

Paul Newsome Analyst

Thank you very much.

Operator

Joseph DeMarino.

Joseph DeMarino - Piper Jaffray - Analyst

Thanks. Piper Jaffray. Two quick follow-up questions. One, what is your statutory capital level currently?

Steve English - State Auto Financial - VP & CFO

It is $725 million.

Joseph DeMarino - Piper Jaffray - Analyst

Thanks. And then on the benefits, change and benefit obligation that you mentioned, can you repeat how that flows through the income statement and for what time period?

Steve English - State Auto Financial - VP & CFO

Yes, it did not flow through the income statement; it only went through other comprehensive income.

Joseph DeMarino - Piper Jaffray - Analyst

Oh, okay. And that is how it is going to be going forward?

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Jul. 28. 2009 / 10:00AM ET, STFC - Q2 2009 State Auto Financial Earnings Conference Call

Steve English - State Auto Financial - VP & CFO

Yes, yes. Yes, the reduction in the projected benefits are recorded as a reduction in unrecognized actuarial gains and losses. So we had — it will not go through the income statement.

Joseph DeMarino - Piper Jaffray - Analyst

Okay. All right. That was all I had. Thank you.

Operator

Mike Phillips.

Mike Phillips - Stifel Nicolaus - Analyst

Hi, thanks. Stifel Nicolaus again. One follow-up question. If you turn to person auto for a second, Bob, you are taking the mid single-digit rate increases there. Probably a little bit higher than inflationary trends there in that line for now. But if I look at your results, ‘08 and the first half of ‘09, personal auto results are up quite a bit, combined ratio and loss ratio from ‘07. So does that mean you are comfortable with where you are now or would you like to see that improve in personal lines?

Bob Restrepo - State Auto Financial - Chairman, President & CEO

No, we need to improve our margins. We are producing combined ratios in personal automobile at the 96% range, which is what we targeted for an acceptable return on price, but we are seeing a modest increase in pure premium trends. And as I mentioned earlier, we are also concerned about inflation and we would like to improve our margins. So we are looking right now at targeting combined ratios that are lower than our current 96% just because we are very uncertain about inflationary trend. We are also concerned about positive pure premium trends, which we have not seen up until about a year ago.

And the third thing is I think the competitive landscape is going to allow us to take those rate changes without impairing our retention. Companies are out there looking at pure premium trend increases and I have got to believe we are also concerned about the impact of inflation and are taking modest price increases whether they need it or not. So that is going to give us the competitive room to do the same.

Mike Phillips - Stifel Nicolaus - Analyst

So does that mean the low to mid single-digit rate increases is kind of on the low end of what you will take going forward?

Bob Restrepo - State Auto Financial - Chairman, President & CEO

I think low to mid single would definitely address — I’ll be in a better position to address it next quarter. But we are rethinking our pricing assumptions based on changes in inflation, changes in pure premium trends and changes in competition.

Mike Phillips - Stifel Nicolaus - Analyst

Okay, thank you, Bob.

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Jul. 28. 2009 / 10:00AM ET, STFC - Q2 2009 State Auto Financial Earnings Conference Call

Operator

At this time, I show no further questions.

Steve English - State Auto Financial - VP & CFO

Okay, well, thank you, Ed. We want to thank all of you for participating in our conference call and for your continued interest in and support of State Auto Financial Corporation. We look forward to speaking with you again on our third-quarter earnings call, which is currently scheduled for October 22, 2009. Thank you and have a nice day.

Operator

At this time, that will conclude today’s conference. You may disconnect and thank you for your attendance.

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